UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 9, 2012

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52013	20-0640002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5 Penn Plaza (4th Floor), New York, New York 10001

(Address of Principal Executive Offices, Including Zip Code)

(212) 246-6700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.02 Results of Operations and Financial Condition

The disclosure provided in Item 7.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 10, 2012, Robert Giardina, the Chief Executive Officer of Town Sports International Holdings, Inc. (the “Company”), and Daniel Gallagher, the Company’s Chief Financial Officer, will attend the Deutsche Bank Leveraged Finance Conference in Scottsdale, Arizona. At the conference, the Company will provide an update as to, among other matters, net debt expectations for the 2012 fiscal year and membership levels for its third quarter ended September 30, 2012. The Company plans to announce the following:

•

Net Debt (total debt less cash) – As a result of approximately $4.1 million of costs incurred primarily in connection with the repricing of the term loan in August 2012, net debt (total debt less cash) is expected to decrease by approximately $45 million in 2012, resulting in aggregate net debt of approximately $200 million (as opposed to a decrease of $50 million as previous guidance suggested).

•	Average Monthly Membership Attrition Rates – Average monthly membership attrition rates for the third quarter ended September 30, 2012 is expected to be 3.7%, which is in line with previous guidance.

•

Total Membership Count – Total membership count is expected to decrease by 1.3% during the third quarter ended September 30, 2012. Previous guidance expected the total membership count to be flat for the quarter from the previous quarter.

•	The Company is expecting the total member count as of September 30, 2012, to be approximately 522,000, including 40,000 restricted use memberships.

The Company is expected to announce its earnings for the third quarter ended September 30, 2012 and guidance for the fourth quarter and full year 2012, on October 25, 2012.

Mr. Giardina and Mr. Gallagher will be presenting at 7:30 am local time (10:30 am Eastern Time) and the audio portion of the presentation will be webcast live at www.mysportsclubs.com under the Investor Relations section. Materials for the presentation will be available for download on www.mysportsclubs.com under the Investor Relations section the evening of October 9, 2012. An archived replay will be available two hours after the conclusion of the event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Registrant)

Date: October 9, 2012	By:	/s/ Daniel Gallagher
Daniel Gallagher
Chief Financial Officer